EXHIBIT (a)(22)

VAN ECK VIP TRUST

AMENDMENT NO. 21

TO MASTER TRUST AGREEMENT

Amendment No. 21 (the “Amendment”) to the Master Trust Agreement dated January 7, 1987, as amended (the “Agreement”), of Van Eck VIP Trust (the “Trust”), made at New York, New York, this 9th day of July, 2014.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the “Trustees”);

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may establish and designate Sub-Trusts of the Trust and classes thereof;

WHEREAS, on June 24, 2014, a majority of the Trustees voted to re-designate the “Van Eck VIP Long/Short Equity Fund” as the “Van Eck VIP Long/Short Equity Index Fund”, or such other name or names as the officers of the Trust may determine to be appropriate; and

WHEREAS, a majority of the Trustees have duly approved this Amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in its entirety as follows:

“Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts, each authorized to offer Initial Class and Class S Shares: Van Eck VIP Unconstrained Emerging Markets Bond Fund, Van Eck VIP Emerging Markets Fund, Van Eck VIP Global Hard Assets Fund, Van Eck VIP Multi-Manager Alternatives Fund, Van Eck VIP Global Gold Fund and Van Eck VIP Long/Short Equity Index Fund. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust.”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

/s/ Jonathan R. Simon
Jonathan R. Simon, Secretary

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

Then personally appeared the above-named Jonathan R. Simon and acknowledged this instrument to be his free act and deed this 9th day of July, 2014.

/s/ Brian A. Allas
Notary Public, State of New York
NO. 01AL4900669
Qualified in New York County
Commission Expires December 7, 2017
2